EXHIBIT 10.1

This Exhibit includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

NIXXY, INC.

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement, dated August 12, 2025 (this “Amendment”), amends that certain Executive Employment Agreement, dated May 7, 2025 (the “Agreement”), between Mike Schmidt (“Employee”) and Nixxy, Inc. (the “Company”). The Employee and Company may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Agreement was entered into on May 7, 2025, which sets forth the terms and conditions of employment between the Employee and the Company; and

WHEREAS, the Company and Employee hereby desire to amend the Agreement to modify Section 5 thereof; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	AMENDMENT TO COMPENSATION PROVISION.

1.1.	Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a) Salary.

(i) Base Salary. Commencing on August 1, 2025, the Company shall pay to Employee a base salary at a monthly rate of $15,000 (and at an annual rate of $180,000) subject to standard payroll deductions and withholdings and payable in installments in accordance with Company policy as in effect from time to time, and subject to annual review by the Company. Employee’s annual rate of base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(ii) Bonus. Employee shall be entitled to receive an annual bonus of $45,000 (the “Bonus”) which shall be contingent upon Employee achieving the following milestones by December 31, 2025 (the “Milestones”):

[***]

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1.2.	Section 5(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) Incentive Compensation.

Subject to the approval of the Board, Employee shall be eligible to receive Restricted Stock Units (the "RSUs"), in the following amounts which shall be subject to the vesting policy as described below and be granted pursuant to the terms of the Company's 2024 Equity Incentive Plan as amended and approved on July 11, 2024 (the "Equity Incentive Plan"), or such other Equity Incentive Plan approved by the Board and the shareholders:

(i) hundred thousand (100,000) RSUs (the “First Award”). The RSUs subject to this First Award shall become vested as follows, provided that the Employee has not incurred a Termination event under Section 6 prior to each such vesting date: (a) 25,000 RSUs shall vest on the three (3) month anniversary of the Effective Date, (b) 25,000 RSUs shall vest on the six (6) month anniversary of the Effective Date, (c) 25,000 RSUs shall vest on the nine (9) month anniversary of the Effective Date, and (d) 25,000 RSUs shall vest on the twelve (12) month anniversary of the Effective Date.

(ii) hundred and fifty thousand (150,000) RSUs (the “Second Award”). The RSUs subject to this Second Award shall vest over a period of 4 years in equal monthly installments, provided that the Employee has not incurred a Termination event under Section 6 prior to each such vesting date.

(iii) Two hundred and ten thousand (210,000) RSUs (the “Third Award”). The RSUs subject to this Third Award shall vest upon the achievement of certain shareholder-friendly milestones to be determined by the Board. The RSUs subject to this Third Award shall vest twelve (12) months from the date of grant.

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Employee’s continued service with the Company.

2.	EFFECT OF AMENDMENT.

Except as specifically amended hereby, all other provisions, terms, and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall govern.

3.	ENTIRE AGREEMENT.

This Amendment and the Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, understandings, and agreements between the Parties with respect to the subject matter hereof.

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4.	GOVERNING LAW; SEVERABILITY.

This Amendment will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to that body of laws pertaining to conflict of law. If any provision of this Amendment is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Amendment and the remainder of this Amendment shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Amendment. Notwithstanding the foregoing, if the value of this Amendment based upon the substantial benefit of the bargain for any Party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Amendment will not be enforceable against such affected Party and both Parties agree to renegotiate such provision(s) in good faith.

5.	COUNTERPARTS.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the day and year first written above.

NIXXY, INC.

By: /s/ Evan Sohn

Name: Evan Sohn

Title: Chairman

Agreed and acknowledged:

/s/ Mike Schmidt

Mike Schmidt

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